Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

April 18, 2006

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of $0.30 per Unit of Beneficial Interest payable on May 20, 2006 to Mesabi Trust unitholders of record at the close of business on April 30, 2006. This compares to a distribution of $0.33 per Unit for the same period last year.

The decrease in distribution compared to the same quarter last year is due largely to slightly lower prices and decreased shipments of iron ore pellets during the most recent quarter by Northshore Mining Company (“Northshore”), the lessee/operator. These decreased prices and shipments resulted in decreased base royalties and a lower royalty bonus payment for iron ore shipments from Silver Bay, Minnesota during the most recent quarter compared to the same quarter last year.

The total royalty payment expected to be received by Mesabi Trust on April 28, 2006 is $4,210,047 (which includes the royalty received by the Mesabi Land Trust). With respect to shipments of iron ore during the first calendar quarter of 2006, Mesabi Trust received a base royalty of $437,131. Mesabi Trust also received a bonus royalty in the amount of $524,557 with respect to shipments during the first calendar quarter of 2006. Further, Mesabi Trust received payments of $1,336,220 representing final adjustments for 2004 shipments sold at 2005 pricing, and $1,776,316 based on estimated adjustments to 2005 pricing, which are subject to further adjustment in the future. These adjustment payments received by the Trust are lower than the amount of adjustments received a year ago. Such adjustments are pursuant to term contracts between Northshore, Northshore’s parent Cleveland-Cliffs Inc (“CCI”) and certain of their customers (the “CCI Pellet Agreements”).

The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry. The resulting royalties paid to the Trust are dependent on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands. Further the prices under the CCI Pellet Agreements are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis. These variations, which can be positive or negative, cannot be predicted by Mesabi Trust. Royalty payments received in 2005 continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) pursuant to the CCI Pellet Agreements.

CCI has not provided the Mesabi Trustees with a forecast of either the production of iron ore pellets from Northshore or the volume of shipments of iron ore pellets for 2006 or what percentage of such production and shipments will be from Mesabi Trust iron ore. CCI has also not provided the Mesabi Trustees with any projections about any possible pricing (and resulting royalty) adjustments that might impact future distributions.

This news release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing, shipments at Northshore in 2006 and royalty (including bonus royalty) amounts, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices and shipments of iron ore pellets, as well as actual royalty levels (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower demand for steel and iron ore, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market or other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments under the CCI Pellet Agreements, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which the Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749